                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            GENERAL AUTOMATION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            GENERAL AUTOMATION, INC.
                              17731 MITCHELL NORTH
                            IRVINE, CALIFORNIA 92614

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 6, 1998

TO THE STOCKHOLDERS OF GENERAL AUTOMATION, INC.:

        NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of General Automation, Inc., a Delaware corporation (the "Company"), will be held on Friday, February 6, 1998 at 10:00 o'clock a.m., Pacific Standard Time, at The Embassy Suites Hotel, 2120 Main Street, Irvine, California, for the following purposes:

        1. To elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified; and

        2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on December 12, 1997 as the record date for the determination of stockholders entitled to receive notice of and to vote at this Annual Meeting and any adjournment or postponement thereof.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             LAWRENCE MICHELS
                                             CHAIRMAN

Irvine, California
January 16, 1998

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            GENERAL AUTOMATION, INC.
                              17731 MITCHELL NORTH
                            IRVINE, CALIFORNIA 92614

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of General Automation, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Friday, February 6, 1998 at 10:00 o'clock a.m., Pacific Standard Time, at The Embassy Suites Hotel, 2120 Main Street, Irvine, California, or at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

SOLICITATION

        The cost of soliciting proxies relating to the Annual Meeting will be paid by the Company. Directors, officers and employees of the Company may, without additional compensation, solicit proxies from stockholders, which solicitation may be made by telephone, telegram or personal interview. Brokerage houses, other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of stock held of record by such persons and will be reimbursed by the Company for expenses incurred in doing so.

        This Proxy Statement and the accompanying Notice of Meeting and proxy card are first being mailed to stockholders on or about January 16, 1998.

STOCKHOLDER PROPOSALS

        Any stockholder who intends to present a proposal at the Company's next annual meeting for the 1998 fiscal year is advised that, in order for such proposal to be included in the Board of Directors' proxy materials for such meeting, the proposal must be received by the Company at its principal executive office no later than September 17, 1998, directed to the Secretary of the Company, and the proponent and the proposal must meet certain eligibility requirements under rules promulgated by the Securities and Exchange Commission.

VOTING RIGHTS AND OUTSTANDING SHARES

        Only stockholders of record of shares of the Company's common stock at the close of business on December 12, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of December 12, 1997, 9,252,591 shares of the Company's common stock were outstanding.

        The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of the Company's common stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

        Each share is entitled to one vote on all matters voted on at the Annual Meeting, except that voting for directors may be cumulative. A stockholder intending to cumulate votes for directors must notify the Company of such intention prior to commencement of the voting for directors. If any stockholder has given such notice, every stockholder may cumulate votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that stockholder's shares are entitled, or distribute the stockholder's votes on the same principle among two or more candidates.

        Discretionary authority to cumulate votes represented by proxies is solicited by the Board of Directors because, in the event nominations are made in opposition to the nominees of the Board of Directors, it is the intention of the persons named in the enclosed proxy to cumulate votes represented by proxies for individual nominees in accordance with their best judgment in order to assure the election of as many nominees of the Board of Directors as possible.

        The persons named in the accompanying proxy have advised the Company that they will vote the shares represented by proxies received by them in accordance with the stockholders' directions. If the proxy is signed and returned without direction as to how to vote, the proxy holders will vote "FOR" the election of the seven director nominees named below. As to any other matters which may properly come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment. The Company does not presently know of any other such matters.

REVOCABILITY OF PROXIES

        A stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is exercised. It may be revoked by filing with the Secretary of the Company, at the Company's principal executive office, 17731 Mitchell North, Irvine, California 92614, a written revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, constitute revocation of the proxy.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        The persons who are elected directors will hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their death, resignation or removal. The Company's By-Laws authorize a minimum of five and a maximum of eight directors and authorize the Board of Directors to fix the exact number within that range, which the Board has fixed at seven. Officers of the Company are appointed by the Board.

        Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares represented by executed proxies will be voted for the election of such substitute nominee or nominees as management may propose.

        The seven candidates receiving the highest number of affirmative votes cast at the Annual Meeting will be elected directors of the Company. Abstentions or broker non-votes as to the election of directors will not affect the election of candidates receiving the plurality of votes.

MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

        Set forth below is information regarding the nominees, including information furnished by them as to their principal occupations for the last five years, certain other directorships held by them and their ages.

                           Director
Name                        Since      Positions with the Company
----                       --------    --------------------------
Lawrence Michels(1)(2)       1990      Chairman of the Board, Director
Robert D. Bagby              1989      Vice Chairman of the Board, Director
Jane M. Christie             1997      President, Chief Executive Officer, Director
Leonard N. Mackenzie         1980      Director
Philip T. Noden(1)(2)        1989      Director
Paul L. Morigi(1)(2)         1990      Director
Robert M. McClure(1)         1994      Director

-----------------
(1)  Member of the Audit Committee

(2)  Member of the Compensation Committee

        Lawrence Michels (65) was elected to the Board of Directors in August 1990, and in August 1993,was appointed Chairman of the Board of Directors of the Company. From 1979 until December 1992, Mr. Michels was President and Chief Executive Officer of The Santa Cruz Operation, Inc., an international leader in the UNIX and open systems software marketplace. Previously, he held the positions of Vice President at TRW and President of TRW Data Systems. Mr. Michels has been providing management consulting for various companies since 1992.

        Robert D. Bagby (64) was elected to the Board of Directors in September 1989. Mr. Bagby was the Company's Vice President of Operations from 1987 to 1994. In February 1994 he was appointed President and Chief Operating Officer and in October 1994 he was appointed Chief Executive Officer. In May 1996, he was appointed Vice Chairman of the Board of Directors and resigned his position as President and Chief Executive Officer.

        Jane M. Christie (45) joined the Company in 1979. In 1987 she was made responsible for the Company's services division as well as the vertical solutions group. Over the last twenty years, Ms. Christie has held various senior executive positions within the Company, Sorbus and First Data Resources. In August 1995 she became an officer of the Company and Senior Vice President of Customer Services, Sales and Marketing. In May 1996, Ms. Christie was appointed President and Chief Executive Officer of the Company, succeeding Robert D. Bagby. In January 1997 Ms. Christie was elected to the Company's Board.

        Leonard N. Mackenzie (60) served as the Company's Chairman, President and CEO from 1980 to August 1988, at which time he resigned those positions and was appointed Chairman of the Board. Mr. Mackenzie reassumed the position of President and Chief Executive Officer of the Company in January 1990. In February 1994 he resigned his position as President and Chief Executive Officer and in May 1996 he resigned his position as Vice Chairman. Mr. Mackenzie is an active member of the Board and concentrates on growth-oriented opportunities. Mr. Mackenzie is co-founder, with his wife, of a large natural gas asset management company in Dallas, Texas. From November 1996 to April 1997, Mr. Mackenzie served as Chairman, President and CEO of SunRiver Corporation (formerly NCR/ADDS), headquartered in Austin, Texas. Mr. Mackenzie is a director of Vinyard Engine Systems, a major alternative fuel engine conversion business. Mr. Mackenzie is also Vice Chairman of a private foundation chartered to fund education for young children.

        Philip T. Noden (55) has been a director of the Company since January 1989. Since 1983 he has been a member of the Board of Directors of Sanderson Group PLC ("Sanderson"), a United Kingdom-based developer and supplier of applications software.

        Paul L. Morigi (77) was elected to the Board of Directors in August 1990. From 1982 to 1987 he was Senior Vice President and a director of Advest, Inc., a stock brokerage firm. He is currently Chairman of the Board of Phillips Screw Corp. and is a consultant to Gintel Equity Management Company. Since 1987 he has been President of Paul Morigi & Company, Inc., a Connecticut investment company and a member of the American Stock Exchange.

        Robert M. McClure (62) was elected to the Board in April 1994. Dr. McClure is the President of Unidot, Inc., which he founded in 1979 to specialize in the design of sophisticated computer software and hardware. Dr. McClure also serves as a director of The Santa Cruz Operation, Inc. and IPT Corporation.

EXECUTIVE OFFICERS

        For information regarding the Company's executive officers who are also director nominees, please see "Nominees" above. Information regarding Mr. John
R. Donnelly, who is an executive officer of the Company but not also a director or director nominee of the Company follows.

        John R. Donnelly (63) joined the Company in March 1994 as Vice President Finance, Chief Financial Officer and Secretary. Since graduating from the University of Notre Dame, Mr. Donnelly has held senior management positions with a number of firms, including Martin Marietta (Denver) as Chief of Long Range Planning, (1962 - 1968), ITT Cannon as Manager of Resource Planning and Assistant Controller, (1968 - 1973), Maxwell Laboratories as Vice President of Finance and Executive Vice President (1973 - 1978), Science Applications, Inc. (1978 - 1980), and GA as Controller and Vice President of Finance (1980 -1982). From 1982 through 1990, Mr. Donnelly was Vice President, Finance and Chief Financial Officer of Infodetics Corporation. From 1990 up until the time he rejoined GA in 1994, Mr. Donnelly ran his own consulting practice.

BOARD MEETINGS AND COMMITTEES

        During the fiscal year ended September 30, 1997, the Board of Directors held a total of four meetings. Each director attended all of the meetings of the Board and of the Committees of which he was a member. The Board has a Compensation Committee and an Audit Committee. The Board has no Nominating Committee.

        The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent accountants to be retained; and receives and considers the accountants' procedures in connection with the audit and financial controls. The Audit Committee, which during the fiscal year ended September 30, 1997 was composed of Messrs. Michels, Morigi, McClure and Noden, met once at a meeting specially called for the Audit Committee.

        The Compensation Committee has the authority to award stock options to employees and consultants under the Company's stock option plans and to perform such other functions regarding compensation as the Board may delegate. The Compensation Committee, which is composed of Messrs. Michels, Morigi and Noden, met once during the fiscal year ended September 30, 1997.

        There are no family relationships among the directors or executive officers of the Company.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table, based in part upon information supplied by executive officers, directors and principal stockholders, sets forth certain information regarding the ownership of the Company's voting securities as of December 12, 1997 by (i) all those known by the Company to be beneficial owners of more than five percent of any class of the Company's voting securities; (ii) each director and nominee for director; (iii) each of the Named Executive Officers (as defined on page 7 hereof); and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated, the address of each such shareholder is c/o General Automation, Inc., 17731 Mitchell North, Irvine, California 92614. Except to the extent indicated in the footnotes, each of the stockholders listed below has sole voting and investment power with respect to the shares listed opposite such stockholder's name.

                                                          Beneficial Ownership(1)
                                                         --------------------------
Name and Address                        Title of         Number of       Percent of
of Beneficial Owner                      Class            Shares            Class
-------------------                     --------         ---------       ----------
Richard H. Pickup                        Common          1,293,900          14.0%
2501 Monaco Drive
Laguna Beach, CA 92651

Texas Micro Inc. (2)                     Common          1,000,000          10.5%
5959 Corporate Drive
Houston, TX 77036

Robert D. Bagby (3)                      Common            549,800           5.6%

John R. Donnelly (3)                     Common            280,900           3.0%

Jane M. Christie (3)                     Common            365,050           3.8%

Leonard N. Mackenzie (3)                 Common            485,000           5.0%

Robert M. McClure (3)                    Common            100,000           1.1%

Lawrence Michels (3)                     Common            608,334           6.2%

Paul L. Morigi (3)                       Common             95,000           1.0%

Philip T. Noden (3)                      Common            100,000           1.1%

All current executive officers           Common          2,584,084          22.1%
and directors as a group
(8 persons) (5)

--------------------
(1) The number and percentage ownership for each beneficial owner is calculated as if all options or warrants held by such owner that are currently exercisable or exercisable within 60 days after December 12, 1997 were exercised and such shares ("beneficially owned" shares) were included in the numerator as shares owned and in the denominator as shares outstanding for purposes of the calculation for such beneficial owner only.

(2) Includes 250,000 shares that may be acquired through the exercise of currently exercisable warrants.

(3) Shares listed for Mr. Bagby, Ms. Christie, Mr. Donnelly, Mr. Mackenzie, Mr. McClure Mr. Morigi, Mr. Michels and Mr. Noden include 535,000, 350,000, 250,000, 485,000, 90,000, 50,000, 585,000 and 100,000 shares, respectively, that may be acquired through the exercise of stock options that are currently exercisable or will be exercisable within 60 days after December 12, 1997.

(4) Excludes 100,000 shares held by Sanderson Technology Limited, a wholly owned subsidiary of Sanderson Group PLC, of which Mr. Noden is a director, with respect to which shares Mr. Noden disclaims beneficial ownership.

(5) Includes 2,445,000 shares that may be acquired through the exercise of stock options.

                             EXECUTIVE COMPENSATION

        The following table sets forth certain information concerning the annual and long-term compensation for each of the three fiscal years ended September 30, 1997 of those persons who at September 30, 1997 were either (i) the Company's Chief Executive Officer or (ii) one of its most highly compensated executive officers whose salary and bonus during the fiscal year ended September 30, 1997, exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation(1)              Long Term Compensation (1)
                            -----------------------------       -------------------------------
                                                                             Awards
                                                                -------------------------------
                                                                Securities          All Other
    Name and                                                    Underlying         Compensation
Principal Position          Year    Salary($)    Bonus($)       Options(#)            ($)(2)
------------------          ----    ---------    --------      -----------         ------------
Robert D. Bagby             1997    188,812(2a)      -0-          50,000               $4,000
Vice Chairman of            1996    140,000          -0-            -0-                 4,200
the Board (3)               1995    140,000          -0-         485,000                3,351

Jane M. Christie            1997    169,400          -0-         200,000                2,029
President and CEO (4)       1996    126,900          -0-         100,000                3,624
                            1995    100,000          -0-         150,000                   --

John R. Donnelly            1997    133,000          -0-         100,000                4,179
Vice President Finance      1996    109,530          -0-         100,000                3,759
Chief Financial Officer,    1995    100,000          -0-         150,000                3,759
Secretary, Treasurer

Leonard N. Mackenzie        1997     75,095(2a)      -0-            -0-                  -0-
Director (5)                1996     62,504          -0-            -0-                  -0-
                            1995    123,565          -0-            -0-               485,000

---------------------
(1) The Company made no long-term incentive plan payouts to its Named Executive Officers during the 1995, 1996 and 1997 fiscal years.

(2) Includes contributions to the Company's Employee Savings Plan on behalf of the Named Executive Officers to match contributions (included under Salary) made by each to such plan.

(2a) Includes debt forgiveness of $43,612 for Mr. Bagby and $39,095 for Mr. Mackenzie.

(3) Mr. Bagby served as the Company's President and Chief Executive Officer until May 1996.

(4) Ms. Christie became Senior Vice President of Customer Services, Sales and Marketing in August 1995, and President and Chief Executive Officer in May 1996.

(5) Mr. Mackenzie served as President and Chief Executive Officer until February 1994 and Vice Chairman from February 1994 until May 1996. Does not include consulting fees paid to Mr. Mackenzie. (See "Compensation of Directors".)

COMPENSATION OF DIRECTORS

        During the fiscal year ended September 30, 1997, directors who were not employees of the Company each received a monthly retainer of $1,200 and the Chairman received a monthly retainer of $3,500. Directors who were also employees of the Company received no additional remuneration for serving as a director.

        In April 1997, the Company entered into a letter agreement with Leonard Mackenzie, a director of the Company, in connection with Mr. Mackenzie's resignation as an employee of the Company. Under the letter agreement, Mr. Mackenzie agreed to terminate the incentive stock option which had been granted to Mr. Mackenzie in August 1994, under which Mr. Mackenzie held the right to purchase 300,000 shares of the Company's common stock at an exercise price of $0.75 per share. Under the letter agreement, Mr. Mackenzie has also agreed to provide certain consulting services to the Company. In consideration of the termination of Mr. Mackenzie's incentive stock option, and the consulting services to be provided to the Company by Mr. Mackenzie, the Company has agreed to pay to, or for the benefit of, Mr. Mackenzie, monthly payments of $27,083. The letter agreement may be terminated by the Company at any time after the second anniversary of the date of the letter agreement, in which event the monthly payment obligations of the Company will terminate. Upon termination of the letter agreement for any other reason, including Mr. Mackenzie's death (but excluding termination following breach of the letter agreement by Mr. Mackenzie), the Company is obligated to continue making payments under the letter agreement at the rate of $27,083 per month until the second anniversary of the date of the letter agreement, and thereafter at the rate of $20,083 per month until the third anniversary of the date of the letter agreement. In addition, upon the expiration or termination of the letter agreement for any reason (excluding termination following breach of the letter agreement by Mr. Mackenzie), the Company is obligated to issue to Mr. Mackenzie a warrant to purchase shares of the Company's common stock (the "Warrant"). The Warrant will have a two year term commencing on the date of expiration or termination of the letter agreement and an exercise price equal to the fair market value per share of the Company's common stock on the date of expiration or termination of the letter agreement. The number of shares purchasable upon exercise of the Warrant will be the quotient obtained by dividing (A) the difference, if any, between
(i) $899,988, and (ii) the sum of the aggregate compensation paid to Mr. Mackenzie under the severance provisions of the letter agreement described above, by (B) the fair market value per share of the Company's common stock on the date of expiration or termination of the letter agreement.

STOCK OPTION GRANTS

        The following table sets forth certain information regarding options granted to the Named Executive Officers during the fiscal year ended September 30, 1997:

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                              Potential
                                     Percent of                                            Realizable Value
                    Number of          Total                                              at Assumed Annual
                   Securities       Options/SAR's                                        Rates of Stock Price
                   Underlying        Granted to       Exercise                               Appreciation
                  Options/SARs        Employees       or Base                              for Option Term
                    Granted          in Fiscal         Price           Expiration       ----------------------
   Name               (#)               Year           ($/Sh)             Date           5%($)          10%($)
   ----           -----------       ----------        ---------         ---------       -------        -------
Robert D. Bagby      50,000             4.9%            $1.94            01/30/02        26,799         59,219
Jane M. Christie    200,000                             $1.95            12/21/01       107,750        238,099
John R. Donnelly    100,000                             $1.95            11/21/01        53,875        119,049

OPTION EXERCISES AND YEAR-END OPTION VALUES

        The following table sets forth the number of shares of common stock issuable upon the exercise of outstanding stock options held by each of the Named Executive Officers at September 30, 1997. None of the named Executive Officers exercised stock options during the fiscal year ended September 30, 1997.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                            Number of Securities            Value of Unexercised
                           Underlying Unexercised         In-the-Money Options/SARs
                          Options/SARs at FY-End (#)           at FY-End ($)
                        -----------------------------    ---------------------------
    Name                Exercisable     Unexercisable    Exercisable   Unexercisable
    ----                -----------     -------------    -----------   -------------
Jane M. Christie          350,000         100,000          231,250          -0-
John R. Donnelly          250,000          50,000          175,000          -0-
Leonard N. Mackenzie      485,000            -0-           492,275          -0-
Robert D. Bagby           535,000            -0-           517,275          -0-


        The following Compensation Committee Report and Performance Graph are not to be deemed to be "soliciting material" or "filed" with the Commission or incorporated by reference to any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The role of the Compensation Committee is to carry out the compensation responsibilities of the Board of Directors, which involve the discussion, research and approval of the recommendations of management with regard to the compensation (including cash and non-cash) of the executive officers of the Company. This report sets forth the major components of executive compensation and the basis by which fiscal year 1997 compensation determinations were made with respect to the executive officers of the Company, including those named in the Summary Compensation Table.

Compensation Policy and Guidelines
----------------------------------

        The goals of the Company's compensation policy are to align executive compensation with the Company's long-term business objectives and performance, to enable the Company to attract and retain high-quality executive officers and employees who will contribute to the long-term success of the Company and to reward such executive officers and employees for their successful efforts in attaining objectives beneficial to the growth and profitability of the Company.

        In order to achieve the Company's goals, executive officers are compensated at base salary levels which are generally competitive with prevailing industry standards, and are provided with incentive bonus awards based upon profitability. Another long-term goal of the compensation program is to align the financial interests of the Company's executive officers with those of the Company's stockholders. Compensation has been based upon the following factors: The strengths and weaknesses of the individual executive officers, and the Board's perception of such individual's historical performance and expected future contributions to the success of the Company.

Compensation Program Elements
-----------------------------

        The Company's compensation levels and benefits are reviewed on an annual basis to determine whether they are competitive and reasonable in light of the overall performance of the Company and the Company's ability to attract and retain talented executives. The particular elements of the compensation programs for the executive officers are explained in more detail below.

             Salary. Salary levels are primarily determined by the Compensation Committee in consideration of the performance of the individual executive, the financial performance of the Company and the prevailing industry standards for similar executives of similar companies. The Board of Directors believes that the base salary levels for the Company's executive officers in 1997 were competitive within a range considered to be reasonable and necessary.

             Bonuses and Stock Options. In addition to the base salary, the Committee evaluates the appropriate level, if any, of executive performance bonuses and new stock option grants. Options are viewed as a valuable instrument in maintaining the continuity of its senior executives and a definite aid in securing new executives to the Company.

SUBMITTED BY THE COMPENSATION COMMITTEE

     Lawrence Michels
     Paul Morigi
     Philip Noden

PERFORMANCE GRAPH

        The following graph compares the cumulative, five-year shareholder returns on the Company's common stock with the shareholder returns of the AMEX Computer Technology Index and a peer group index comprised of the common stock of the companies listed below, excluding the Company. The peer group index is based on a selection of companies operating in the same industry and whose common stock is traded on the NYSE or NASDAQ. The graph assumes that the value of the investment in the Company's common stock and each index was $100 on September 30, 1992.


                            PERFORMANCE GRAPH

                                    1992    1993   1994   1995    1996   1997
                                    ----    ----   ----   ----    ----   ----
General Automation Inc.              100      69     50     75     294    188
Peer Group                           100     118     94      5       6      6
AMEX Computer Technology Index       100     109    129    209     259    433



The Peer Group consists of Allerion, Inc., Alpha Microsystems, Delphi Information Systems, Auto Trol Technology, & Softec, Inc. The performance curve depicting the "Peer Group" appears to be zero. The year 1995 is 5, 1996 is 6, and 1997 is 6. The scale employed limits the portrayal of this Group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        From November 1996, until April 1997, Mr. Leonard N. Mackenzie, a director of the Company, served as Chairman of the Board, President and Chief Executive Officer of Boundless Technologies ("Boundless"). Previously, in May 1995, the Company and Boundless formed a limited liability company ("GAL"), with the Company owning 51% and Boundless 49%.

        Under the terms of the Operating Agreement which governs the conduct of GAL's operations (the "Operating Agreement"), GAL operates and manages the Company's Pick business and Boundless' Pick business. Under the Operating Agreement, Boundless is entitled to receive cash distributions from GAL in an amount equal to a percentage of GAL's revenues, which is payable whether or not GAL is profitable or generating positive cash flow. The percentage of the net revenues to which Boundless is entitled was 12% for the first year of the Operating Agreement (subject to a minimum of $2,900,000) and will decline annually thereafter in steps until it reaches 7% in the fifth year. Subsequent to the fifth year of the Operating Agreement, the percentage of net revenue to be paid to Boundless is to be determined by negotiations between the Company and Boundless. The Company is entitled to retain all cash generated by GAL, if any, after the payment to Boundless of the net revenue percentage described above.

        Under the Operating Agreement, the business and affairs of GAL are managed exclusively by the Company. However, in the event GAL fails to achieve agreed upon revenue or profit projections, Boundless has the right thereafter to jointly manage GAL with the Company. Further, upon the occurrence of certain other events, including the failure of GAL to pay to Boundless the percentage of net revenues of which Boundless is entitled, Boundless has the right to thereafter replace the Company as the sole manager of GAL. During the first year of the Operating Agreement, the Company received a management fee in connection with its duties as manager of GAL. However, subsequent to the first year of the Operating Agreement, the Company will not be entitled to any compensation for acting as manager of GAL.

        In May 2000, the Company will have the right to purchase Boundless' entire interest in GAL for a number of shares of the Company's common stock equal to 9% of each class of the Company's then outstanding capital stock. If the Company exercises this right of purchase, it is obligated, immediately following the issuance of stock to Boundless, to register the shares so issued under the Securities Act of 1933.

        Mr. Philip Noden, a director of the Company, is a member of the Board of Directors of Sanderson Group PLC. Sanderson and its affiliates acquire the Company's products in significant quantities, with aggregate purchases in fiscal 1997 of approximately $313,446. As of September 30, 1997, the Company had trade accounts receivable of approximately $80,489 due from Sanderson and its affiliates.

        In January 1997, the Company borrowed $500,000 from five individuals, and issued a $500,000 Subordinated Note to Morgan Stanley Company, Inc. (the "Note") to evidence the loan. The Note bears interest at the rate of 15% per annum and is payable in twenty-four equal monthly installments. The Company's indebtedness under the Note is subordinated to all indebtedness of the Company to banks and other financial institutions, whether existing at the time of the issuance of the Note or thereafter incurred. Paul Morigi, a director of the Company, is the beneficial holder of the Note with respect to $200,000 of the principal amount thereof.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Such persons are also required by SEC regulations to furnish the Company with copies of the Section 16(a) forms which they file.

        During the fiscal year ending September 30, 1997, Mr. Mackenzie, a director of the Company, was not timely with respect to the filing of a report relating to one transaction involving the purchase of shares of the Company's common stock by Mr. Mackenzie. Also, during the fiscal year ended September 30, 1997, Mr. Noden, a director of the Company, was not timely with respect to the filing of one report relating to the grant of stock options by the Company to Mr. Noden.

                                FINANCIAL REPORTS

        The Company's Annual Report for the year ended September 30, 1997 is being mailed together with this Proxy Statement.

        THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND A LIST OF EXHIBITS, UPON WRITTEN REQUEST, TO ANY PERSON WHO WAS THE BENEFICIAL OWNER OF THE COMPANY'S VOTING SECURITIES AS OF THE RECORD DATE. REQUESTS SHOULD BE DIRECTED TO THE COMPANY AT 17731 MITCHELL NORTH, IRVINE, CALIFORNIA 92614, ATTENTION SECRETARY. EXHIBITS TO THE FORM 10-K WILL BE MADE AVAILABLE UPON PAYMENT OF A REASONABLE CHARGE.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        McGladrey & Pullen, the Company's independent accountant for the fiscal year ended September 30, 1997, has been selected by the Board of Directors, upon recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending September 30, 1998.

        Representatives of McGladrey & Pullen are expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

        The Company engaged McGladrey & Pullen as its new independent accounting firm as of October 7, 1997 to replace Price Waterhouse LLP, the Company's previous independent accounting firm, which was dismissed as of September 11, 1997. The Company's decision to change independent accountants was approved by the Audit Committee of the Company's Board of Directors. Neither of the reports of Price Waterhouse LLP on the Company's financial statements for the two most recent fiscal years preceding its dismissal contained an adverse opinion or a disclaimer of opinion, nor was either such report qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years preceding the dismissal, and through September 11, 1997, there were (a) no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of Price Waterhouse LLP, would have caused them to make a reference thereto in their report on the financial statements for such years, and (b) no reportable events (as defined in SEC Regulation S-K Item 304(a)(1)(v)). During the Company's two most recent fiscal years preceding the dismissal of Price Waterhouse LLP, and through October 7, 1997, neither the Company nor anyone on its behalf consulted with McGladrey & Pullen regarding either (I) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either a subject of disagreement (as defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(v)) of Regulation S-K).

                                  OTHER MATTERS

        Management knows of no other matters to be presented for consideration at the Annual Meeting. If, however, any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

FOR THE BOARD OF DIRECTORS


Lawrence Michels
Chairman

                            GENERAL AUTOMATION, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 6, 1998


The undersigned hereby appoints Robert D. Bagby and Jane M. Christie, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of General Automation, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of General Automation, Inc. to be held on Friday, February 6, 1998 at 10:00 o'clock a.m., Pacific Standard Time, at The Embassy Suites Hotel, located at 2120 Main Street, Irvine, California 92614, and at any and all adjournments and postponements thereof, as follows:

                      IMPORTANT -- PLEASE SIGN OTHER SIDE



                              FOLD AND DETACH HERE

                      MANAGEMENT RECOMMENDS A VOTE FOR THE
                      NOMINEES FOR DIRECTOR LISTED BELOW.

                  FOR                                WITHHOLD
        all nominees listed below                    AUTHORITY
        (except as marked to the                  to vote for all
            contrary below).                    nominees listed below.

                 [ ]                                    [ ]

(1) ELECTION OF DIRECTORS
    ---------------------

    NOMINEES:   Robert D. Bagby, Jane M. Christie, Leonard N. Mackenzie,
                Lawrence Michels, Paul L. Morigi, Robert M. McClure,
                Philip T. Noden

    To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

    ------------------------------------------------------------------------

(2) OTHER MATTERS In their discretion, the proxies named herein are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE, AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDERS WITH RESPECT TO MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED POSTPAID ENVELOPE.


SIGNATURE(S)                                            DATED           , 1998
             -----------------------------------------        ----------
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


                              FOLD AND DETACH HERE